Exhibit 99.1

CONTACT:	John Hyre, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP REPORTS
FOURTH QUARTER AND FULL YEAR 2007 RESULTS AND
REVISED 2008 ESTIMATES
NEW ALBANY, OHIO, February 6, 2008 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $178.5 million for the fourth quarter ended December 31, 2007. Operating income for the fourth quarter was $4.7 million and a net loss was reported for the quarter of $3.3 million, or $0.15 per diluted share. Fully-diluted earnings per share for the fourth quarter of 2007 included a non-cash, non-operating loss on the marking-to-market of forward foreign exchange contracts of approximately $4.9 million, or $0.15 per diluted share. Excluding the impact of its mark-to-market adjustment, fully diluted earnings per share would have been approximately break-even for the quarter. Fully diluted shares outstanding for the quarter were 21.5 million.
“The fourth quarter of 2007 caps the end of a difficult year for CVG,” said Mervin Dunn, president and chief executive officer of Commercial Vehicle Group. “We faced multiple challenges this past year, including the expected downturn in the Class 8 market, major product mix swings, customer schedule fluctuations and the effects of certain currency exchange rate fluctuations. We also made some strategic decisions with the closure of our Seattle facility and the acquisition of three companies during the fourth quarter, all of which negatively impacted this past quarter more than we anticipated. We will continue to focus on our long-term growth strategy as well as improving our performance and integrating our acquisitions as we move into 2008,” added Dunn.
Revenues for the quarter compared to the prior-year period decreased by approximately $40.3 million, due primarily to the decrease in the North American Class 8 heavy truck market. Operating income decreased by approximately $13.1 million from the prior year quarter and net income decreased by approximately $14.4 million from the prior year quarter primarily as a result of the decrease in revenues as well as the negative impact of marking-to-market the Company’s forward foreign exchange contracts.
The Company generated approximately $3.8 million of positive cash flow during the quarter and used approximately $30.0 million of cash for its acquisition of certain assets and liabilities of PEKM Kabeltechnik s.r.o., the Fabrication Division of Gage Industries, Inc. and Short Bark Industries, LLC. Net debt (calculated as total debt less cash and cash equivalents) at the end of the quarter was approximately $149.9 million.
(more)

The Company reported revenues of $696.8 million for the twelve-month period ended December 31, 2007 compared to $918.8 million in the prior-year period. Operating income for the twelve-month period was $18.8 million compared to $97.5 million last year. The net loss for the twelve-month period was $3.3 million, or $0.15 per diluted share, compared to net income of $58.1 million, or $2.69 per diluted share, in the prior twelve-month period. Fully-diluted earnings per share for the full year 2007 included a non-cash, non-operating loss on the marking-to-market of forward foreign exchange contracts of approximately $10.0 million, or $0.30 per diluted share. Excluding the impact of its mark-to-market adjustments, fully diluted earnings per share would have been approximately $0.15 for the full year 2007. Fully diluted shares outstanding for the twelve-month period ended December 31, 2007 were 21.4 million compared to 21.5 million in the prior-year period.
“While 2007 presented many challenges, we believe we made great strides towards our long-term strategy and competitiveness,” said Chad M. Utrup, chief financial officer of Commercial Vehicle Group. “Our fourth quarter operating results were negatively impacted by certain incremental transfer and startup costs from our Seattle facility closure, as well as the initial performance and integration of the three acquisitions we made during the quarter. We spent considerable time addressing these short-term issues during the quarter and look forward to the positive benefits from each of these actions going forward,” added Utrup.
The Company reported its 2008 full year estimates for revenues in the range of $762.0 to $814.0 million and operating income in the range of $17.0 to $30.0 million. Depreciation and amortization is estimated to be in the range of $21.0 million and fully diluted earnings per share are expected to be in the range of $0.10 to $0.50 based upon 21.7 million diluted shares. These estimates are based upon North American Class 8 truck production levels in the range of 175 thousand to 215 thousand units.
A conference call to review fourth quarter and full year 2007 results and preview the upcoming 2008 estimates is scheduled for Thursday, February 7, 2008 at 10:00 a.m. ET. Interested participants may listen to the live conference call by dialing (647) 427-3417 and asking for the CVG fourth quarter 2007 earnings conference call. A recording of this call will be available until midnight, February 21, 2008 by dialing (402) 220-0608 and entering code 33226520.
To listen to a live Webcast of the conference call, go to Commercial Vehicle Group’s Website, www.cvgrp.com, click on “Investor Relations” and then the Webcast icon. The Webcast replay will be available from 12:00 p.m. ET, Thursday, February 7, 2008 until midnight, Thursday, February 21, 2008. Listening to the Webcast requires speakers and Windows Media Player. If you do not have Media Player, download the free software at www.windowsmedia.com.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
(more)

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company estimates for future periods with respect to revenues and earnings per share or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) the Company’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which the Company serves; (iv) increased competition in the heavy-duty truck market; (v) the Company’s failure to complete or successfully integrate additional strategic acquisitions; (vi) the impact of changes in governmental regulations on our customers or on our business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; and (viii) various other risks as outlined in the Company’s SEC filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
(more)

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$178,501	$218,778	$696,786	$918,751
COST OF REVENUES	162,567	188,668	620,145	768,913

Gross Profit	15,934	30,110	76,641	149,838
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,664	12,257	55,493	51,950
AMORTIZATION EXPENSE	363	102	894	414
RESTRUCTURING CHARGES	253	—	1,433	—

Operating Income	4,654	17,751	18,821	97,474
OTHER EXPENSE (INCOME)	4,805	(748)	9,361	(3,468)
INTEREST EXPENSE	3,732	3,508	14,147	14,829
LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	149	318

(Loss) Income Before Provision for Income Taxes	(3,883)	14,991	(4,836)	85,795
(BENEFIT) PROVISION FOR INCOME TAXES	(586)	3,849	(1,585)	27,745

Net (Loss) Income	$(3,297)	$11,142	$(3,251)	$58,050

(LOSS) EARNINGS PER COMMON SHARE:
Basic	$(0.15)	$0.52	$(0.15)	$2.74

Diluted	$(0.15)	$0.51	$(0.15)	$2.69

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	21,516	21,306	21,439	21,151

Diluted	21,516	21,660	21,439	21,545

Reconciliation to Net (Loss) Income:
Net (Loss) Income	$(3,297)	$11,142	$(3,251)	$58,050
Depreciation & Amortization	4,636	3,817	16,425	14,983
Interest Expense	3,732	3,508	14,147	14,829
(Benefit) Provision for Income Taxes	(586)	3,849	(1,585)	27,745
Loss on Early Extinguishment of Debt	—	—	149	318
Restructuring Charges	253	—	1,433	—
Miscellaneous (Income)	(114)	(2)	(22)	(15)

Adjusted EBITDA(1)	$4,624	$22,314	$27,296	$115,910

Supplemental Information:
Noncash loss (gain) on forward exchange contracts	$4,919	$(1,496)	$9,967	$(4,203)
Nonrecurring provision (benefit) for prior period debt service	$—	750	$(584)	750
(more)

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	December 31,	December 31,
	2007	2006
	(unaudited)	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$9,867	$19,821
Accounts receivable, net	107,687	123,471
Inventories, net	96,385	88,723
Prepaid expenses	16,508	24,272
Deferred income taxes	10,335	8,819

Total current assets	240,782	265,106

PROPERTY, PLANT AND EQUIPMENT, net	98,258	90,388
GOODWILL	151,189	134,766
INTANGIBLE AND OTHER ASSETS, net	106,206	100,562

TOTAL ASSETS	$596,435	$590,822

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

CURRENT LIABILITIES:
Current maturities of long-term debt	$116	$2,158
Accounts payable	93,033	86,610
Accrued liabilities	33,115	40,970

Total current liabilities	126,264	129,738

LONG-TERM DEBT, net of current maturities	159,609	159,956
OTHER LONG-TERM LIABILITIES	45,227	36,223

Total liabilities	331,100	325,917

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ INVESTMENT:
Common stock, $0.01 par value per share; 30,000,000 shares authorized; 21,536,814 and 21,368,831shares issued and outstanding	215	214
Treasury stock purchased from employees; 28,153 shares	(414)	(115)
Additional paid-in capital	177,421	174,044
Retained earnings	88,818	92,007
Accumulated other comprehensive income (loss)	(705)	(1,245)

Total stockholders’ investment	265,335	264,905

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT	$596,435	$590,822

(more)

Footnotes to Press Release
(1) Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on the early extinguishment of debt, miscellaneous income/expenses, restructuring charges and cumulative effect of changes in accounting principle. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on the early extinguishment of debt, miscellaneous income/expenses, restructuring charges and cumulative effect of changes in accounting principles because the Company’s management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company’s operating performance. The Company’s management utilizes Adjusted EBITDA, in addition to the supplemental information, as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in conformity with GAAP.
The Company’s management uses Adjusted EBITDA, in addition to the supplemental information, as an integral part of its report and planning processes and as one of the primary measures to, among other things:
(i)	monitor and evaluate the performance of the Company’s business operations;

(ii)	facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations;

(iii)	facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv)	review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses;

(v)	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi)	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
The Company’s management believes that Adjusted EBITDA, in addition to the supplemental information, is useful to investors as it provides them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. Additionally, the Company’s management believes that Adjusted EBITDA, in addition to the supplemental information, provides useful information to investors about the performance of the Company’s overall business because the measure eliminates the effects of certain recurring and other unusual or infrequent charges that are not directly attributable to the Company’s underlying operating performance. Additionally, the Company’s management believes that because it has historically provided a non-GAAP financial measure in previous filings, that continuing to include a non-GAAP measure in its filings provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with the supplemental information and GAAP financial measures, is a useful financial analysis tool, used by the Company’s management as described above, that can assist investors in assessing the Company’s financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income prepared in conformity with GAAP. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA, as well as the other information in this filing, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.
# # # # #